DECKERS BRANDS REPORTS FOURTH QUARTER AND FISCAL 2021 FINANCIAL RESULTS

•Full Fiscal Year 2021 Revenue Increased 19.4% to a Record $2.546 Billion
•Full Fiscal Year 2021 Earnings Per Share Increased 39.9% to a Record $13.47
•Board of Directors Approved Additional Share Repurchase Authorization of $750 Million

Goleta, California (May 20, 2021) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the fourth fiscal quarter and fiscal year ended March 31, 2021. The Company also provided its financial outlook for the full fiscal year ending March 31, 2022.

"Fiscal 2021 was an exceptional year for Deckers, led by global growth of the HOKA brand, and broad-based demand for the head-to-toe assortment of UGG brand products," said Dave Powers, President and Chief Executive Officer. "While our fourth quarter benefited from certain macro tailwinds as well as lapping last year’s disruption, the health of our brands, strength of our omni-channel organization, and our digitally focused long-term strategies provided the foundation for success over the past year, accelerating our growth trajectory. We are excited for the year ahead as we invest in the long-term evolution of Deckers to drive sustainable top and bottom line growth."

Fourth Quarter Fiscal 2021 Financial Review

•Net sales increased 49.7% to $561.2 million compared to $374.9 million for the same period last year. On a constant currency basis, net sales increased 47.9%.
•Gross margin was 53.2% compared to 51.5% for the same period last year.
•SG&A expenses were $244.0 million compared to $176.3 million for the same period last year.
•Income from operations was $54.6 million compared to $16.7 million for the same period last year.
•Income tax expense was $19.6 million compared to $0.6 million for the same period last year.
•Diluted earnings per share was $1.18 compared to $0.57 for the same period last year.

Full Fiscal Year 2021 Financial Review

•Net sales increased 19.4% to $2.546 billion compared to $2.133 billion for the same period last year. On a constant currency basis, net sales increased 18.4%.
•Gross margin was 54.0% compared to 51.8% for the same period last year.
•SG&A expenses were $869.9 million compared to $765.5 million for the same period last year.
•Income from operations was $504.2 million compared to $338.1 million for the same period last year.
•Income tax expense was $118.9 million compared to $64.7 million for the same period last year.
•Diluted earnings per share was $13.47 compared to $9.62 for the same period last year.

Brand Summary

•UGG® brand net sales for the fourth quarter increased 53.1% to $300.5 million compared to $196.3 million for the same period last year. For fiscal year 2021, net sales increased 12.9% to $1.717 billion.
•HOKA ONE ONE® brand net sales for the fourth quarter increased 74.2% to $177.5 million compared to $101.9 million for the same period last year. For fiscal year 2021, net sales increased 62.0% to $571.2 million.
•Teva® brand net sales for the fourth quarter increased 1.0% to $60.2 million compared to $59.6 million for the same period last year. For fiscal year 2021, net sales increased 0.6% to $138.8 million.
•Sanuk® brand net sales for the fourth quarter decreased 8.8% to $12.1 million compared to $13.3 million for the same period last year. For fiscal year 2021, net sales decreased 18.2% to $41.8 million.

•Other brands net sales, primarily composed of Koolaburra®, for the fourth quarter increased 178.5% to $10.9 million compared to $3.9 million for the same period last year. For fiscal year 2021, net sales increased 9.4% to $76.7 million.

Channel Summary (included in the brand net sales numbers above)

•Wholesale net sales for the fourth quarter increased 41.4% to $326.1 million compared to $230.7 million for the same period last year. For fiscal year 2021, wholesale net sales increased 6.0% to $1.479 billion.
•DTC net sales for the fourth quarter increased 63.0% to $235.1 million compared to $144.2 million for the same period last year. DTC comparable sales in the fourth quarter increased 76.3% over the same period last year, for which the final two weeks of retail store sales are excluded due to COVID-19 impacts in the prior year. For fiscal year 2021, DTC net sales increased 44.8% to $1.067 billion. Due to the meaningful disruption of our retail store base for closures, we are not reporting a comparable DTC sales metric for the year ended March 31, 2021.

Geographic Summary (included in the brand and channel net sales numbers above)
•Domestic net sales for the fourth quarter increased 64.3% to $379.2 million compared to $230.8 million for the same period last year. For fiscal year 2021, domestic net sales increased 25.7% to $1.761 billion.
•International net sales for the fourth quarter increased 26.2% to $181.9 million compared to $144.1 million for the same period last year. For fiscal year 2021, international net sales increased 7.3% to $784.2 million.

Balance Sheet (March 31, 2021 as compared to March 31, 2020)

•Cash and cash equivalents were $1.089 billion compared to $649.4 million.
•Inventories were $278.2 million compared to $311.6 million.
•Due to repayment in full of the Company's outstanding mortgage on its corporate headquarters, there were no outstanding borrowings compared to $30.9 million.

Stock Repurchase Program

During the fourth quarter, the Company repurchased approximately 307 thousand shares of its common stock for a total of $99.1 million at an average price of $322.87. As of March 31, 2021, the Company had $60.7 million remaining under its stock repurchase authorization.

In addition, the Board of Directors has approved an increase of $750.0 million to the Company's stock repurchase authorization.

Full Fiscal Year 2022 Outlook for the Twelve Month Period ending March 31, 2022

•Net sales are expected to be in the range of $2.950 billion to $3.000 billion.
•Gross margin is expected to be approximately 53.3%.
•SG&A expenses as a percentage of sales are projected to be approximately 35.5%.
•Operating margin is expected to be in the range of 17.5% to 18.0%.
•Effective tax rate is expected to be approximately 23.0%.
•Diluted earnings per share is expected to be in the range of $14.05 to $14.65.
•The earnings per share guidance does not assume any impact from additional share repurchases.

COVID-19 Update

The Company continues to modify and evolve its operations in response to the COVID-19 pandemic. The Company will continue to review expert agency guidelines, as well as information from health officials and local authorities, while assessing and evolving the appropriate scope of operations and allocation of resources necessary to navigate this dynamic and unprecedented environment.

Retail Stores
Approximately 77% of the Company’s global stores were open for the entire fourth quarter. However, stores continue to operate with limited capacity due to enhanced health and safety protocols. Given the ongoing and uncertain pandemic conditions, which include meaningful local and regional differences in restrictions imposed on retail store operations, the Company anticipates that temporary retail store closures in certain geographies will continue for at least a portion of the first quarter of fiscal year 2022, and that there is a risk of ongoing or additional retail store closures and operating limitations based on expert agency guidance and local authority mandates.

Supply Chain
The Company's distribution center in Moreno Valley, California, as well as other third-party distribution facilities that the Company leverages to service its operations, are currently in operation and supporting ongoing logistics. However, these facilities may continue to operate at limited capacity due to the enhanced health and safety measures that are in place. The Company anticipates operational challenges related to capacity constraints, as well as increased costs associated with warehouse employee safety and payroll expense. The Company's third-party logistics providers are also experiencing capacity constraints, which are having an adverse effect on our operations.

The Company maintains a network of strategic sourcing partners which includes material vendors and third-party manufacturers. The Company experienced certain capacity constraints within its sourcing network during fiscal year 2021. While the effects of these disruptions were largely mitigated over the last year, it is possible that there may be future disruptions as there have been recent COVID-19 outbreaks in various countries. These impacts include potential shipping delays and container shortages from congestion at port facilities.

Non-GAAP Financial Measures

In certain instances the Company may present Non-GAAP financial measures, including constant currency, to provide information that may assist investors in understanding its financial results and assessing its prospects for future performance. The Company believes these Non-GAAP financial measures are important indicators of its operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results.

The Non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and remeasurements in the consolidated financial statements. Further, the Company reports comparable DTC sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year accounting policies. These Non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such Non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Conference Call Information

The Company’s conference call to review the results for the fourth quarter and fiscal year 2021 will be broadcast live today, Thursday, May 20, 2021, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking on the link within the "Webcast" box at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the "Quarterly Earnings" section of the "Financials" tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva®, and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 40 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross margin, SG&A expenses, operating margin, effective tax rate, and diluted earnings per share; the impact of our capital expenditures and infrastructure investments; the scope of our operations at retail stores and distribution centers; the disruptions and impacts caused by the COVID-19 pandemic on our business and operations; our ability to drive future growth and success; and our potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expected," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information. In addition, readers are cautioned that we may make future changes to our business and operations in response to the challenges and impacts of COVID-19, or in response to other business developments, which changes may be inconsistent with our prior forward-looking statements, and which may not be disclosed in future public announcements.

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Investor Contact:
Erinn Kohler | VP, Investor Relations & Corporate Planning | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended March 31,		Years Ended March 31,
	2021	2020	2021	2020
Net sales	$561,188	$374,910	$2,545,641	$2,132,689
Cost of sales	262,538	181,912	1,171,551	1,029,016
Gross profit	298,650	192,998	1,374,090	1,103,673
Selling, general, and administrative expenses	244,005	176,343	869,885	765,538
Income from operations	54,645	16,655	504,205	338,135

Other expense (income), net	1,579	10	2,691	(2,731)
Income before income taxes	53,066	16,645	501,514	340,866
Income tax expense	19,608	555	118,939	64,724
Net income	33,458	16,090	382,575	276,142
Other comprehensive income (loss)
Unrealized gain (loss) on cash flow hedges, net of tax	726	(207)	—	—
Foreign currency translation (loss) gain	(6,179)	(2,249)	8,816	(2,905)
Total other comprehensive (loss) income	(5,453)	(2,456)	8,816	(2,905)
Comprehensive income	$28,005	$13,634	$391,391	$273,237

Net income per share
Basic	$1.19	$0.57	$13.64	$9.73
Diluted	$1.18	$0.57	$13.47	$9.62
Weighted-average common shares outstanding
Basic	28,057	27,992	28,055	28,385
Diluted	28,374	28,279	28,406	28,694

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)

	March 31, 2021	March 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$1,089,361	$649,436
Trade accounts receivable, net	215,718	185,596
Inventories, net	278,242	311,620
Other current assets	67,478	47,459
Total current assets	1,650,799	1,194,111
Property and equipment, net	206,210	209,037
Operating lease assets	186,991	243,522
Other noncurrent assets	123,705	118,448
Total assets	$2,167,705	$1,765,118

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$—	$638
Trade accounts payable	231,632	147,892
Operating lease liabilities	46,768	49,091
Other current liabilities	189,968	103,325
Total current liabilities	468,368	300,946
Mortgage payable	—	30,263
Long-term operating lease liabilities	176,274	215,724
Other long-term liabilities	78,838	78,065
Total long-term liabilities	255,112	324,052
Total stockholders' equity	1,444,225	1,140,120
Total liabilities and stockholders' equity	$2,167,705	$1,765,118